EXHIBIT 23(a)




                    Consent of Independent Auditors


Board of Directors
Primex Technologies, Inc.

We consent to incorporation by reference in this Registration Statement on Form S-8 of Primex Technologies, Inc., of our report dated January 25, 1996, relating to the combined balance sheets of Primex Technologies, Inc. as of December 31, 1995 and 1994 and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in Primex Technology, Inc.'s Registration Statement on Form 10 dated December 6, 1996.

                                            KPMG PEAT MARWICK LLP


Stamford, Connecticut

December 19, 1996